CERTIFICATE OF MERGER

                                       of

                          WATER-JEL TECHNOLOGIES, INC.

                                      Into

                                  X-CEED, INC.


                        Pursuant to Section 252(c) of the
                    State of Delaware General Corporation Law


                  The undersigned, being the Surviving corporation, hereby sets forth as follows:

     FIRST: The name of the Surviving corporation is X-ceed, Inc.; its state of incorporation is Delaware.

     SECOND:   The  name  of  the   Non-Surviving   corporation   is   Water-Jel
Technologies, Inc.; its state of incorporation is New York.

     THIRD: An Agreement of Merger has been approved, adopted, certified, executed and acknowledged by each constituent corporation in accordance with
Section 252(c) of the State of Delaware General Corporation Law.

     FOURTH: The Certificate of Incorporation of X-ceed, Inc. shall be the Certificate of Incorporation of the Surviving corporation.

                               488 Madison Avenue
                            New York, New York 10022

     SIXTH: A copy of the Agreement of Merger will be furnished by the Surviving corporation, on request and without cost, to any stockholder of any constituent corporation.

                  SEVENTH: The authorized capital stock of the Non-Surviving corporation which is incorporated under the laws of the State of New York is 12,500,000 shares of Common Stock, $.08 par value per share, and 125,000 shares of Preferred Stock, $.08 par value per share.

                  IN WITNESS WHEREOF, this Certificate is hereby executed this 20th day of February, 1998.

                                       X-CEED, INC.
                                       Surviving Corporation

                                       By:  /s/  Werner Haase
                                           Werner Haase, President






                                        2